Exhibit 5

October 17, 2008

Golden Elephant Glass Technology, Inc.

123 Chuangye Road, Haizhou District

Fuxin, Liaoning, PRC 123000

Re:  Registration Statement on Form S-1 (the "Registration Statement") of Golden Elephant Glass Technology, Inc. (the "Corporation")

Ladies and Gentlemen:

You have requested our opinion with respect to the 5,561,475 shares (the "Common Shares") of the Corporation’s common stock, par value $0.01 per share, (the "Shares") offered by certain selling shareholders included in the Registration Statement.

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act") for filing as Exhibit 5 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements, and other documents pursuant to which the selling shareholders acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Corporation’s board of directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Corporation. As to all questions of fact material to these opinions, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Corporation or governmental officials. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

Based on, and subject to, the foregoing, we are of the opinion that the Shares have been legally issued, and are fully paid and nonassessable. We have not been asked to consider and have not considered any legal issue relating to the Shares or the Registration Statement except as expressly set forth herein.

Our opinion expressed above is limited to the General Corporation Law of the State of Nevada and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thelen LLP

       THELEN LLP